                                                                  EXHIBIT 4.1

THIS DEBENTURE AND THE COMMON STOCK ("SHARES") ISSUABLE UPON CONVERSION OF THIS DEBENTURE (COLLECTIVELY THE "SECURITIES") HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAW. THEY ARE BEING OFFERED AND SOLD PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION S ("REGULATION S") PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S) DURING THE RESTRICTED PERIOD, AND THEREAFTER ONLY IF THESE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.


Debenture Certificate No.                          U.S. $
                         ---                             ----------------------


                             U.S. TECHNOLOGIES INC.

                4% CONVERTIBLE DEBENTURE DUE DECEMBER ___, 2001

         FOR VALUE RECEIVED, U.S. Technologies Inc., a Delaware corporation
(the "Company"), promises to pay to __________ ("Purchaser"), or any subsequent registered holder hereof (the "Holder"), the principal sum of U.S. Dollars (U.S. $___________ ), together with interest on the principal sum outstanding at the rate of four (4%) percent per annum, payable in U.S. Dollars, under the terms and conditions set forth below. Accrual of interest on this Debenture shall commence on the date hereof and shall continue to accrue until the Maturity Date or if earlier, the Conversion Date, as those terms are defined below, as the case may be. This Debenture is being issued pursuant to the Regulation S Subscription Agreement between the Holder and the Company ("Subscription Agreement"), and this Debenture is subject to all of the terms and conditions thereof, all of which are hereby incorporated by reference.

         SECTION 1. PAYMENT OF DEBENTURE. Subject to all of the terms and conditions hereof, including the automatic conversion of the entire unconverted principal amount at the Maturity Date as provided in Section 1 hereof, the Company shall pay to the Holder the entire principal amount hereof and all interest accrued thereon on December __, 2000 (the "Maturity Date"). All interest or principal shall be paid to the person and at the address in whose name this Debenture is registered on the records of the Company on the business day immediately preceding the applicable payment date. As provided herein, the principal and interest due hereunder may be converted into or redeemed for shares of Common Stock, par value of $.02 per share, of the Company ("Shares"), and such Shares shall be in the name of and forwarded to the person and

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at the address in whose name this Debenture is registered on the business day immediately preceding the issuance date.

         SECTION 2. SALE. TRANSFER OR EXCHANGE. This Debenture may be transferred, exchanged or converted only in compliance with the Act, including Regulation S and any applicable state securities laws. Any Holder of this Debenture, by acceptance hereof, agrees to the representations, warranties and covenants herein and in the Subscription Agreement. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly recorded on the Company's records as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes.

         SECTION 3.  HOLDER CONVERSION.

         A. Right to Convert; Conversion Rate. The Holder of this Debenture shall be entitled to convert the entire principal amount of this Debenture at any time during the period beginning forty-five (45) days after the date hereof and prior to the Maturity Date into that number of Shares calculated in accordance with the following formula:

         Number of Shares issued upon Conversion = Principal (+ Interest, if applicable)/Conversion Price, where
         Principal = The Principal amount of the Debenture,
         Interest = Principal x (N/365) x .04, where
         N = the number of days between the date hereof and the Conversion Date for the Debenture, and
         Conversion Price = the lesser of (x) 100% of the average Closing Bid Price, as that term is defined below, of the Shares for the fifteen (15) trading days immediately preceding the date hereof, which price shall be US $___ (the "Fixed Conversion Price") or (y) 65% of the average Closing Bid Price, as that term is defined below, of the Shares for the fifteen (15) trading days immediately preceding the day prior to the Conversion Date (the "Variable Conversion Price"); provided that the Variable Conversion Price shall not be available as a measure of conversion if the Holder, or any person acting on behalf of the Holder, or any affiliate thereof, shall sell or short-sell any shares of the Company's Common Stock within the fifteen (15) day period prior to the Conversion Date; provided further that if the Holder requests conversion and the average Closing Bid Price of the Shares for the fifteen (15) trading days prior to the Conversion Date (the "Average Closing Bid Price") shall be less than or equal to US $0.30, the Company may either (i) allow conversion pursuant to the terms above in this Section 3.A.; or (ii) prepay to the Holder an amount equal to the sum of (a) the unpaid principal amount of the Debenture to be converted (the "Principal"), plus (b) the accrued and unpaid interest on the unpaid amount of the Debenture to the date of payment, calculated in accordance with the formula set forth above in this Section 3.A. (the "Interest"), plus (c) the Return multiplied by the Principal, where the Return
(R) is calculated in accordance with the following formula:

                           R = d/1-d


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where d = the 35% discount to the Closing Bid Price, or 0.35.

         For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the market as reported by the OTC Bulletin Board or NASDAQ's National Market System or Small Capitalization System (NASDAQ) or American Exchange Emerging Company Marketplace or if then traded on a different national securities exchange, the closing sales price on the principal national securities exchange on which it is so traded and if not available, the mean of the daily high and low sales prices on such securities exchange on which it is traded.

         B. Mechanics of Conversion. In order to convert the Debenture into Shares, the Holder shall (i) fax a copy of an executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company, which notice shall specify that the Debenture shall be converted and shall contain a calculation of the number of Shares to be issued in connection with the conversion, and (ii) surrender the original Debenture to a common courier for delivery to the office of the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the Shares issuable upon such conversion unless either the original Debenture is delivered to the Company, or the Holder notifies the Company that such Debenture has been lost, stolen or destroyed and the Holder has complied with Section 3.D. below. Upon receipt by the Company of a facsimile copy of a Notice of Conversion, the Company shall immediately send, via facsimile, confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name of a contact person at the Company whom the Holder should contact regarding information related to the conversion. In the case of a dispute as to the calculation of the Conversion Price or any other issues related thereto, the Company shall promptly issue the number of Shares that are not disputed. The Company shall submit the disputed calculations to its independent auditors within two (2) business days of receipt of Holder's Notice of Conversion. The Company shall cause the auditors to perform the calculations and notify the Company and Holder of the results no later than five (5) business days from the time such accountant receives the disputed calculations. The auditor's calculation shall be deemed conclusive absent manifest error.

         C. Interest. Upon receipt of the Notice of Conversion, the Company shall, at its option, either pay all interest accrued on the Debenture through the Conversion Date in U.S. Dollars, or shall issue Shares in full satisfaction of the accrued interest. The number of Shares to be issued shall be determined pursuant to the formula described in Section 3.A. The Company shall notify the Holder of its decision within two (2) business days following its receipt of the Notice of Conversion.

         D. Lost or Stolen Debentures. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Debenture, and (in case of loss, theft or destruction) indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Debenture, if mutilated, the Company shall execute and deliver a new Debenture of like tenor and date without charge to Holder.

         E. Delivery of Shares upon Conversion. The transfer agent or the Company (as applicable) shall, no later than the close of business on the fifth
(5th) business day after delivery


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to the Company of the Debenture to be converted (or after provision for security or indemnification, if required), issue a certificate for the number of Shares to which the Holder shall be entitled as aforesaid and surrender such original certificate to a common courier for either overnight or (if delivery is outside the United States, then two (2) day delivery) to the Holder at the address of the Holder on the books of the Company.

         F. No Fractional Shares. No fractional Shares shall be issued upon conversion of this Debenture. If any conversion of the Debenture would create a fractional share or a right to acquire a fractional share, such fractional shares, on an aggregate basis, shall be disregarded and the number of Shares issuable upon conversion shall be, on an aggregate basis, the next lower number of whole shares.

         G. Date of Conversion. The date on which conversion occurs (the "Conversion Date") shall be deemed to be the date (utilizing Atlanta, Georgia time) the Notice of Conversion is faxed to the Company, and, provided, that the original Debenture is surrendered by depositing such Debenture with a common courier, as provided above, and received by the Company within three (3) business days from the Conversion Date. The person or persons entitled to receive the Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Shares on the Conversion Date. If the original Debenture is not received by the Company within three (3) business days after the Conversion Date, the Notice of Conversion, at the Company's option, may be declared null and void.

                  SECTION 4. AUTOMATIC CONVERSION. If the Debenture has not been converted prior to the Maturity Date pursuant to Section 2 above, the entire principal amount of the Debenture shall be automatically converted into Shares on and as of such date. The number of Shares into which the Debenture shall be converted shall be calculated in accordance with the formula in
Section 3.A. above as if the Maturity Date were the Conversion Date of the Debenture. All interest accrued on the Debenture through the Maturity Date shall be satisfied, at the Company's option, either through the issuance of Shares pursuant to the formula set forth in Section 3.A. or by payment thereof by the Company to the Holder in U.S. Dollars. The Company shall notify the Holder of such election within two (2) business days after the Maturity Date. The Company shall promptly deliver the Shares and, if applicable, the interest payment, within five (5) business days following receipt of this Debenture from the Holder.

         SECTION 5. RESERVATION OF SHARES ISSUABLE UPON CONVERSION OR REDEMPTION. The Company shall at all times reserve and keep available out of its unissued Shares, solely for the purpose of effecting the conversion or redemption of the entire principal amount of this Debenture, such number of its Shares as shall from time to time be sufficient to effect the conversion or redemption of this Debenture; and if at any time the number of authorized but unissued Shares shall not be sufficient to effect the conversion or redemption of this Debenture, the Company will immediately take such corporate action as may be necessary to increase its authorized but unissued Shares to such number of shares as shall be sufficient for such purpose. If such action shall not be taken within sixty (60) days after notice from the Holder, then the Company shall only at the option of the Holder deliver full payment in U.S. Dollars of the


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outstanding principal amount of this Debenture and all accrued interest thereon to the Holder within thirty (30) days following the expiration of such sixty
(60) day period; provided, however, that the Company, as soon as is practicable following the issuance of the Debenture, shall deliver 2,500,000 shares of Common Stock in escrow, to an escrow agent acceptable to the Company, and further provided that, upon such delivery, the provisions of this section shall be deemed satisfied if the shares issuable upon conversion shall be less than or equal to 2,500,000.

         SECTION 6.  ADJUSTMENT TO CONVERSION PRICE.

         A. Performance Adjustments to Original Fixed Conversion Price. In the event that the Market Price of the Common Stock increases by more than thirty percent (30%) above the original Fixed Conversion Price, the holders shall have the right to receive in the form of an adjustment to the original Fixed Conversion Price thirty percent (30%) of the amount in excess of thirty percent (30%), and no more of such excess. In such event, the original Fixed Conversion Price shall be adjusted to be:

                                       C
                           -------------------------
                             [0.3(C/F) + 0.7(1.3)]

         Where:   C =   the average Closing Bid Price of the Common Stock at
the time of conversion; and
                  F =   the original Fixed Conversion Price


         B. Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If at any time when the Debenture is issued and outstanding, the number of outstanding Shares is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding Shares is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

         C. Adjustment to Variable Conversion Price. If, at any time when the Debenture is issued, the number of outstanding Shares is increased by a stock split, stock dividend, or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion or redemption of the Debentures, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five (5) trading days immediately preceding the date prior to the Conversion Date, or the Maturity Date, as the case may be.

         D. Adjustment Due to Merger, Consolidation. Etc. If at any time when the Debenture is issued, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which Shares shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holder shall thereafter have the right to receive upon conversion or redemption of the Debenture, upon


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the basis and upon the terms and conditions specified herein and in lieu of the
Shares immediately theretofore issuable upon conversion or redemption, such Common Stock, securities and/or other assets which the holder would have been entitled to receive in such transaction had the Debenture been converted and redeemed immediately prior to such transaction, and in such case appropriate provisions shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation provisions for adjustment of the Conversion Price and of the number of Shares issuable upon conversion or redemption of the Debenture) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 6.D. unless it first gives not less than fifteen (15) days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its Debentures into Shares).

         SECTION 7. EXERCISE. The Holder hereof acknowledges that the Debenture has been issued pursuant to Regulation S promulgated under the Act and neither the Debenture nor the Shares have been registered under the Act or under any state securities law. This Debenture may not be exercised by or on behalf of any U.S. Person unless the Shares are registered under the Act or an exemption from such registration is available. As required by Regulation S, at the time of any exercise hereof, the Holder must deliver to the Company a written certification that the Holder is not a U.S. Person and the Debenture is not being exercised on behalf of a U.S. Person, or a written opinion of counsel, which opinion is satisfactory to the Company, to the effect that the Debenture and the Shares delivered upon the exercise of the Debenture have been registered under the Act or are exempt from registration thereunder.

         This Debenture may not be exercised within the United States and the Shares may not be delivered within the United States upon exercise, other than in connection with offerings deemed to meet the definition of "Offshore Transactions" pursuant to paragraph (i)(3) of Rule 902 of Regulation S, unless registered under the Act or an exemption from such registration is available. In this regard, as a condition of the issuance of Shares upon the conversion or redemption of the Debenture, the Holder shall execute and deliver to the Company such representations, warranties, and covenants, that may be required by applicable federal and state securities law, or that the Company determines is reasonably necessary in connection with the issuance of such Shares. In addition, the certificates representing the Shares shall contain such legends, or restrictive legends, or be subject to such stop transfer instructions, as shall be required by applicable Federal or state securities laws, or as shall be reasonably required by the Company or its transfer agent.

         It is the intent of Holder that upon the conversion of the Debenture by Holder pursuant to Section 3, the issuance of the Shares to Holder would be pursuant to Regulation S. If on the Conversion Date the issuance of the Shares by the Company to the Holder would have qualified under Regulation S as in effect on the date hereof but does not qualify thereunder on such date because of an amendment to Regulation S promulgated after the date hereof, the Company shall use its best efforts to register the Shares under the Act for resale by the Holder, unless with the good faith cooperation of Holder the Shares may be issued to Holder in a transaction exempt


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from registration (e.g., pursuant to Section 4(2), Section 4(6) or Regulation
D). Such registration shall be at the cost and expense of the Company. Except as specifically described in this paragraph, the Company shall have no obligation whatsoever to register the Debentures or the Shares under the Act.

         SECTION 8. NO VOTING RIGHTS. Except as specifically provided herein, this Debenture shall not entitle the Holder hereof to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company.

         SECTION 9. STATUS OF CONVERTED DEBENTURES. Upon the first to occur of the Conversion Date, or Maturity Date, as the case may be, this Debenture shall no longer be deemed to be outstanding and all rights hereof, shall forthwith terminate as of such date except only the right of the Holder hereof to receive Shares in exchange for such Debenture and, if applicable, a cash payment of any accrued interest.

         SECTION 10. EVENTS OF DEFAULT. Upon the occurrence of and during the continuation of an Event of Default (as defined below), the Company shall pay to the Holder an amount equal to the sum of (x) the unpaid principal amount of this Debenture plus (y) the accrued and unpaid interest on the unpaid principal amount of this Debenture to the date of payment, and such amounts shall immediately become due and payable, all without demand, presentment, or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, reasonable legal fees and expenses of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or equity.

         If the Company fails to pay any amounts due pursuant to this Section 10 within five (5) business days of such amounts being due and payable, then the Holder shall have the right at any time, so long as the Company remains in default, to require the Company, upon written notice, to immediately issue, in lieu of such amounts, the number of Shares equal to the amounts owned divided by the Conversion Price then in effect.

         The Company shall be required promptly upon its knowledge of an Event of Default hereunder to give notice of such Event of Default to the Holder hereof.

         An "Event of Default" shall mean the following:

         A. Conversion. If the Company fails to issue Shares to Holder upon conversion of this Debenture by the Holder in accordance with the terms of this Debenture, fails to transfer any certificate for Shares issued to the Holder upon conversion of this Debenture and when required by this Debenture or fails to remove any restrictive legend on any certificate or any stop transfer order on any Shares issued to the Holder upon conversion of this Debenture as and when required in accordance with applicable law and by this Debenture or any Subscription Agreement by and by and between Company and Holder, and any such failure shall continue uncured for five (5) business days;


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         B. Breach of Covenant. If the Company breaches any material term or condition of this Debenture (other than as specifically provided in subsection 10.A. hereof), or the Subscription Agreement by and between Company and Holder (including, subject to Section 5 hereof, the failure to have enough Shares available for issuance upon conversion), and the breach of which would have a material adverse effect on the Company or the prospects of the Company or a material adverse effect on the Holder or the rights of the Holder with respect to this Debenture or the Shares issuable upon conversion of this Debenture, and such breach continues for a period of five (5) business days after written notice thereof to the Company from the Holder;

         C. Breach of Representations and Warranties. Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, any Subscription Agreement by and between Company and Holder), shall be false or misleading in any material respect when made and the breach of which would have a material adverse effect on the Company or the prospects of the Company or a material adverse effect on the Holder or the rights of the Holder with respect to this Debenture or the Shares issuable upon conversion of this Debenture.

         D. Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceeding for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by the Company, or an involuntary case is commenced against the Company and the petition is not dismissed within sixty (60) days.

         SECTION 11. GOVERNING LAW. This Debenture shall be governed by and construed in accordance with the laws of the United States and the State of Delaware without giving effect to the principles of conflicts of laws.

         SECTION 12. BUSINESS DAY DEFINITION. For purposes hereof, the term "business day" shall mean any day on which banks are generally open for business in the State of Delaware, USA excluding any Saturday and Sunday.

         SECTION 13. NOTICES. Any notices or other communication required or permitted to be given hereunder shall be given as provided herein or delivered against receipt, if to (i) the Company at 3901 Roswell Road, Suite 300, Marietta, Georgia 30062, Attn: Kenneth H. Smith, President and Chief Executive Officer, Telephone No. (770) 565-4311, Telecopy No. (770) 565-8815; or (ii) the Holder of this Debenture, to such holder at _____________ (or to such other address as the party shall have furnished in writing as its new address in accordance with the provisions of this Section 13). Any notice or other communication may be made by facsimile and delivery shall be deemed given, except as otherwise required herein, at the time of transmission of said facsimile. Any notice given on a day that is not a business day shall be effective upon the next business day.

         SECTION 14. WAIVER OF ANY BREACH TO BE IN WRITING. Any waiver by the Company or the Holder hereof of a breach of any provision of the Debenture shall not operate as, or be construed to be a waiver of any breach of such provision or any breach of any other provision of the Debenture. The failure of the Company or the Holder hereof to insist upon strict


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

adherence to any term of the Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any term of the Debenture. Any waiver must be in writing.

         SECTION 15. UNENFORCEABLE PROVISIONS. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is applicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         SECTION 16. WITHHOLDING. Company shall be entitled to withhold all payments of principal and interest on this Debenture for any amounts required to be withheld under the applicable provisions of the Internal Revenue Code of the United States of America, or other applicable laws, at the time of such payments. Holder shall, prior to any transfer hereof, deliver to the Company, a fully completed Form W-8 for such transferee if required under applicable law. The Holder shall pay any other taxes, charges or levies in connection with the issuance and transfer thereof.

         IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by an officer hereunto duly authorized.

                                           U.S. TECHNOLOGIES INC.




Dated: January __, 1998                   By:
                                               -----------------------
                                          Title:
                                                ----------------------


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